SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 2, 2003

Wells Real Estate Investment Trust II, Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-107066	20-0068852
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (770) 449-7800

(Former name or former address, if changed since last report)

Item 9.	Regulation FD Disclosure

Set forth below are the contents of a press release issued on December 2, 2003:

WELLS REAL ESTATE FUNDS LAUNCHES

NEW WELLS REIT II OFFERING OF UP TO $7.76 BILLION

ATLANTA (December 2, 2003) – Wells Real Estate Funds announces the launch of its latest real estate investment product, the Wells Real Estate Investment Trust II, Inc.

The Wells REIT II offering is for 600 million newly issued shares of common stock priced at $10 per share (with discounts available for certain categories of purchasers). In addition, Wells REIT II is also offering up to 185 million shares of common stock at $9.55 per share under its dividend reinvestment plan.

The Wells REIT II expects to use substantially all of the net proceeds from the offering to acquire and operate commercial real estate, primarily consisting of high quality, income-generating office and industrial properties leased to creditworthy companies and governmental entities.

Wells Real Estate Funds is located at 6200 The Corners Parkway, Norcross, Georgia 30092 and maintains a website at www.wellsref.com.

# # #

This is neither an offer nor a solicitation to purchase securities. Such an offer can be made only by means of a prospectus. To obtain a prospectus, please contact Wells Investment Securities, Inc. at 6200 The Corners Parkway, Norcross, Georgia 30092 (tel.: 800-448-1010).

No sales may be made in any State where an offer or sale would be unlawful before local registration.

The Attorney-General of the State of New York has not passed on or endorsed the merits of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE INVESTMENT TRUST II, INC. (Registrant)

By:	/s/ Leo F. Wells, III

Leo F. Wells, III President

Date: December 2, 2003